Exhibit B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91975 of Safeway Inc. on Form S-8 of our report dated June 26, 2009, relating to the financial statements and financial statement schedule of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees appearing in this Annual Report on Form 11-K of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees for the year ended December 31, 2008.

/s/    Deloitte & Touche LLP

San Francisco, California

June 26, 2009